Exhibit 14


                        FNB Corporation Code of Conduct
                           Approved January 29, 2004



FNB Corporation traces its roots to the organization of First National Bank in 1905, FNB Southwest in 1927, Bedford Federal Savings Bank in 1935, and FNB Salem Bank & Trust in 1978 (references to "FNB" or the "Corporation" shall be deemed to include FNB Corporation or any of its affiliates). For nearly a century, the growth of our Corporation has reflected, in part, the trust and confidence our shareholders, communities, and customers have placed in the management of our firm, including the Directors, officers, and employees of FNB Corporation and its affiliates (hereinafter referred to as "corporate personnel/associate" or "associates"). Building and maintaining a reputation for institutional integrity involves shaping and guiding the judgment of all corporate personnel/associates.

To continue to earn the complete confidence of our shareholders, communities, and customers, corporate personnel/associates must strive to conduct their professional and personal matters in such a manner that merits no just criticism. This Corporate Code of Conduct establishes a level of conduct intended to guide associates in patterning their actions consistent with our corporate objectives. Any corporate personnel/associate whose conduct is inconsistent with the standards set forth in this Code should expect that his/her conduct will give rise to increasing degrees of discipline, including a request for immediate resignation for the most serious violations.


 A. Corporate personnel/associates should avoid even the appearance of a conflict of interest with the interests of the Corporation or the Corporation's customers.


   1. No corporate personnel/associate may represent the Corporation in any transaction where he or she has any material connection or substantial financial interest.

          A material connection may include the involvement of any family member.(1) By extension, close personal friends may also provide the potential of a similar conflict of interest. Transactions include, but are not limited to, making loans, approving overdrafts, authorizing or accepting checks on uncollected funds, waiving bank charges or fees.


(1) Family member includes a person's spouse, parents, children, and siblings, whether by blood, marriage, or adoption, or persons sharing the same home whether or not legal relatives.

   2. Corporate personnel/associates may not personally receive anything of value for making a loan or delivering a Corporation service.

   3. Corporate personnel/associates should not accept a gift from a customer, supplier, or any other person or business seeking a business or supplier relationship with the Corporation.


          If, however, the value of the gift is less than $100 and if the corporate personnel/associate believes that the giver does not intend to influence the performance of his or her duties, the corporate personnel/associate may accept the gift.


          This prohibition does not apply to gifts from relatives, food or entertainment at a luncheon or business meeting, advertising or promotional materials of nominal value, awards by civic or charitable organizations, or gifts on special occasions such as Christmas.

   4. Corporate personnel/associates may not accept a fee for performance of any act that the Corporation could have performed.

          Corporate personnel/associates shall not serve as fiduciary except where the corporate personnel/associate shall be acting on behalf of a family member. Notwithstanding the foregoing, licensed professionals (who are not employees) may provide fee-based services to the general public in competition with the Corporation in circumstances where the client has sought those services from the licensed professional and the licensed professional has advised the client of the opportunity to receive such services from FNB.

   5. Corporate personnel/associates should not take for their personal benefit a business opportunity that belongs to the Corporation.

          A business opportunity "belongs to the Corporation" whenever circumstances indicate that FNB has sought to develop, or accepted an offer to pursue, a similar business opportunity by using the corporate personnel/associate's or the Corporation's funds and facilities. Any work product generated by Corporation officers and employees in the course of their employment with FNB shall presumably belong to the Corporation.

          Corporate personnel/associates may treat a business opportunity as their own when, because of the nature of the opportunity, it is not one which is essential or desirable for FNB, and the Corporation has no actual or expectant interest in the opportunity.

   6. Corporate personnel/associates (excluding Directors and Advisory Board members) may not serve as officers or Directors of another for-profit business entity without the approval of the Chief Executive Officer of the Corporation.

          Charitable, non-profit, and club organizations are exceptions to this general policy.

   7. Corporate personnel/associates should not use their association with the Corporation to promote their personal interests or to gain favor for the interests of friends or family.

          Corporate personnel/associates shall not sell anything to a customer for less than its market value or purchase anything from a customer for less than its market value, unless those same opportunities are offered to the general public in the ordinary course of business.

          Corporate personnel/associates shall not invest in the business of a customer of the Corporation unless (i) the interest is acquired through a trade on an organized exchange and the Corporation has no access to confidential information about the business, and (ii) such investment is not material in terms of the total outstanding stock or securities of such customer, or the individual's net worth.


          Corporate personnel/associates shall not assist others in investing in a customer's business as a result of material inside information.

   8. The appearance of a conflict of interest can damage the Corporation's reputation as much as a real conflict. Furthermore, the parties to a potential conflict find it difficult to explain why their conflict is only perceived and not real. Corporate personnel/associates should take an objective look at their actions to determine whether a reasonable, disinterested observer would have grounds to believe that a conflict of interest might exist. If there is a doubt, corporate personnel/associates should place the Corporation's or customer's interest before their personal interest.

 B. Corporate personnel/associates should assist in maintaining the integrity and competence of the financial services industry and FNB.


   1. Corporate personnel/associates shall cooperate fully with all auditors and examiners.

          Full cooperation includes the disclosure of all information pertinent to an auditor's or examiner's particular inquiry. Corporate personnel/associates should address questions of pertinence to their supervisor or senior management before disclosure. Corporate personnel/associates shall treat all examiners with due respect, particularly when a difference of opinion exists.

   2. Corporate personnel/associates shall seek to comply and shall assist the Corporation in complying in all material respects with any laws, rules, or regulations affecting the Corporation's business.

          Questions or concerns of a nature affecting the individual's daily pursuit of his or her routine responsibilities should be directed to the individual's supervisor, or the Legal or Compliance Department.

          Questions or concerns regarding the effectiveness or appropriateness of any systematic Corporation practice or control (including, but not limited to, Corporation accounting practices or controls) should be reported to the Director of Internal Audit, who will advise the Chairman of the Audit Committee within three business days if a concern relates to questionable accounting or auditing matters. The Audit Committee will establish procedures to handle such complaints or concerns. Complaints or concerns may be submitted in a confidential, anonymous manner and the identity of the corporate personnel/associate (if known) may be kept in complete confidence should the individual or the Audit Committee desire.

   3. Corporate personnel/associates should promote public confidence in FNB and in the financial services system.

          As a financial institution, FNB's reputation for honesty, integrity, and security is crucial to the Corporation's success. Irresponsible or improper conduct of corporate personnel/associates erodes public confidence in financial institutions and in FNB. Corporate personnel/associates should regularly consider whether their personal conduct enhances public perception of the Corporation, assuming that the observer knows that the individual works for FNB.

          Corporate personnel/associates shall limit their association with any individuals convicted of fraud, embezzlement, larceny, robbery, false pretense, or bad check charges.

 C. Corporate personnel/associates should preserve the secrets and confidences of all customers.


   1. Corporate personnel/associates should avoid disclosure of private, confidential information.

          During their association with FNB, corporate personnel/associates may receive, obtain, or learn of private, confidential information concerning customers of the Corporation. If authorized by the customer, or in compliance with credit reporting or other legally mandated procedures (e.g., subpoena, levy, etc.), corporate personnel/associates may disclose any such information to non-corporate personnel/associates. Private, confidential information does not include basic information, such as the customer's name, address, telephone number, length of relationship with the Corporation, and the customer's account officer.

   2. Corporate personnel/associates shall not take for their personal benefit a business opportunity that belongs to a customer of the Corporation.

          A business opportunity "belongs" to a customer if corporate personnel/associates obtain the idea for such opportunity from the customer, the nature of the opportunity is consistent with the customer's current trade or business, and the customer has a real or expectant interest in such opportunity. If there is a doubt, corporate personnel/associates should place the customer's interest before their personal interest

 D. Corporate personnel/associates shall not secure for their benefit, as a result of their relationship to the Corporation, preferential terms inconsistent with safe and sound practices of the Corporation or any law, rule, or implementing regulation.


   1. Corporate personnel/associates shall detail for the Corporation each of their related interests on a periodic basis.

   2. Corporate personnel/associates shall not participate in the approval or pricing of any Corporation services for the benefit of themselves or a related interest.

   3. The Corporation and corporate personnel/associates may routinely transact business between themselves with approval by the designated authority within the Corporation.

          Corporate personnel/associates shall refrain from participating in the required approval process if the transaction to be approved involves them or their related interests.

          In the event there is no member of management who has the authority to approve the transaction due to their interest or the scope of the transaction, then a majority of disinterested members of the Board of Directors of the Corporation must approve the transaction without the corporate personnel/associates' participation.

 E. To the extent that they apply, the associates of the Corporation shall comply in all respects with the Securities Act of 1933, the Securities Exchange Act of 1934, and the laws, rules, and regulations issued by the Securities Exchange Commission, as well as the Virginia Securities Act and the regulations issued thereunder.


   1. Insiders shall not materially mislead anyone to purchase or sell FNB Corporation stock.

   2. Insiders shall not use non-public information to assist themselves (or any other person by way of a tip) in determining whether to purchase or sell the securities of any company, including, but not limited to, FNB Corporation, any affiliate of FNB Corporation, any prospective target of FNB Corporation or an affiliate of FNB Corporation, or any company doing business with FNB Corporation or its affiliates.

   3. Insiders are not to disclose any non-public information that could assist any person in determining whether to purchase or sell the securities of any company, including, but not limited to, FNB Corporation, any affiliate of FNB Corporation, any prospective target of FNB Corporation or any affiliate of FNB Corporation, or any company doing business with FNB Corporation or its affiliates.

   4. Corporate personnel/associates shall promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the Corporation. To this end, corporate personnel/ associates shall, without limitation, comply with generally accepted accounting principles, maintain books and records that accurately and fairly reflect the Corporation's transactions, and present information in a clear and orderly manner in periodic reports.

 F. Waivers and Amendments to this Code of Conduct will be Disclosed as Required.

   1. The provisions of this Code of Conduct may be waived for Directors or executive officers only by a resolution of the Corporation's Board of Directors. The provisions of this Code of Conduct may be waived for employees who are not Directors or executive officers by the Corporation's Chief Executive Officer. Any waiver of this Code of Conduct granted to a Director or executive officer will be publicly disclosed as required by the securities exchange or association on which the Corporation's securities are listed for trading.

   2. Any change in or waiver of the Code for the Corporation's Chief Executive Officer, Chief Financial Officer, Comptroller, or other persons performing similar functions will be publicly disclosed as required by the Securities and Exchange Commission.

                               ACKNOWLEDGMENT


I acknowledge that I have been delivered, I have read, and I understand and agree to abide by the terms of the FNB Corporation Code of Conduct (the 2004 update) to the extent it applies to my association with the organization as either an employee or officer of FNB or its affiliates, or as a Director or Advisory Board member of FNB or its affiliates.

                                     ________________________________________
                                     Corporate Personnel/Associate     (Date)

    Procedures for Disposition of Violations of Corporate Code of Conduct
              (Except for violations cited in Section B(2))


Report of Suspected Violations by a member of the Board of Directors of FNB, an FNB Advisory Board member, or FNB Executive Management


Step 1: Any corporate personnel/associate shall report suspected violations in writing to the Chairman of the Board of Directors. Should there be an accusation of violation by the Chairman of the Board of Directors, then the corporate personnel/associate shall report the suspected violation instead to the chief executive officer (CEO) of the Corporation. The CEO shall report such violation to the other members of the Board of Directors who shall designate the individual or individuals to act in the place of the Chairman (or the Chairman's designee) as provided in these procedures.

Step 2: The Chairman will notify the alleged violator in writing within ten (10) days of the reported violation. The notification will summarize all pertinent facts, including a copy of the reported allegations, but may exclude the name of the party reporting such alleged violation should the Chairman deem appropriate in his or her reasonable discretion.

Step 3: The alleged violator will respond in writing to the Chairman (or the Chairman's designee) within ten (10) days of the receipt of the report of the alleged violation.

Step 4: The Chairman (or the Chairman's designee) will conduct whatever investigation he or she deems sufficient to clarify any issues of fact or policy interpretation, but consistent with the principles of due process. The investigator will use necessary means to account for the effects that the interests of any participant in the investigation may have on the ultimate disposition of the matter.

Step 5: The Chairman (or the Chairman's designee) will prepare a disposition to submit to the alleged violator after review and concurrence by a majority of the Board of Directors in attendance at the first regularly scheduled meeting after preparation of the report or by Unanimous Consent of the Directors in lieu of a meeting. On concurrence by the Board of Directors, the disposition will be the official action of the Corporation.

Report of Suspected Violations by all other Corporate Personnel/Associates


Step 1: Any corporate personnel/associate shall report suspected violations in writing to the Director of Internal Audit.

Step 2: The Director of Internal Audit will notify the alleged violator in writing within ten (10) days of the reported violation. The notification will summarize all pertinent facts, including a copy of the reported allegations, but may exclude the name of the party reporting such alleged violation should the Director of Internal Audit deem appropriate in his or her reasonable discretion.

Step 3: The alleged violator will respond in writing to the Director of Internal Audit (or his or her designee) within ten (10) days of the receipt of the report of the alleged violation.

Step 4: The Director of Internal Audit (or his or her designee) will conduct whatever investigation he or she deems sufficient to clarify any issues of fact or policy interpretation, but consistent with the principles of due process. The investigator will use necessary means to account for the effects that the interests of any participant in the investigation may have on the ultimate disposition of the matter.

Step 5: The Director of Internal Audit (or his or her designee) will prepare a disposition to submit to the alleged violator after review and concurrence by the chief executive officer (CEO) of the Corporation. On concurrence by the CEO, the disposition will be the official action of the Corporation.